Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
SECOND QUARTER 2010 FINANCIAL RESULTS

New York, New York, August 9, 2010 - Genco Shipping & Trading Limited (NYSE:GNK) (“Genco”) today reported its financial results for the three and six months ended June 30, 2010.

The following financial review discusses the results for the three and six months ended June 30, 2010 and June 30, 2009.

Second Quarter 2010 and Year-to-Date Highlights

•	Recorded net income attributable to Genco’s shareholders for the second quarter of $36.8 million, or $1.17 basic and $1.16 diluted earnings per share;

•	Agreed to acquire five Handysize vessels from companies within the Metrostar Management Corporation for an aggregate purchase price of $166.25 million;

•	Agreed to acquire 13 Supramax vessels from affiliates of Bourbon SA for an aggregate purchase price of approximately $440 million;

•	Entered into a commitment letter for a $100 million senior secured term loan facility to finance a portion of the Metrostar acquisition;

•	Entered into a commitment letter for a $253 million senior secured term loan facility to finance a portion of the Bourbon acquisition;

•	Completed the closing of a concurrent $125 million convertible offering and $57.5 million follow-on offering including over-allotment options exercised by the underwriters;

•	Fixed three of the Bourbon acquisition Supramax vessels on long term time charters; and

•	Maintained short term time charter strategy for Capesize vessels up for renewal due to seasonal weak rate environment.

Financial Review: 2010 Second Quarter

The Company recorded net income attributable to Genco shareholders for the second quarter of 2010 of $36.8 million, or $1.17 basic and $1.16 diluted earnings per share. Comparatively, for the three months ended June 30, 2009, our net income attributable to Genco shareholders was $37.6 million or $1.20 basic and diluted earnings per share.

EBITDA was $79.3 million for the three months ended June 30, 2010 versus $73.9 million for the three months ended June 30, 2009.

Robert Gerald Buchanan, President, commented, “During the second quarter, Genco posted strong operating results by drawing upon the Company’s significant time charter coverage while further expanding its modern fleet. As we maintained our focus on executing our time charter strategy, we also agreed to acquire 18 drybulk vessels and have already taken delivery of three of these vessels. With 15 additional vessels expected to be delivered in 2010 and 2011, Genco remains well positioned to further enhance the age profile of its fleet and continue to provide multinational charterers with high-quality tonnage.”

Genco’s revenues increased 12.4% to $105.3 million for the three months ended June 30, 2010 versus $93.7 million for the three months ended June 30, 2009 mainly due to the increase in the size of our fleet and consolidated revenues from Baltic Trading Limited offset by lower charter rates for some of our vessels.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased 5.7% to $30,405 per day for the three months ended June 30, 2010 compared to $32,245 per day for the three months ended June 30, 2009. The decrease in TCE rates resulted from lower charter rates in the second quarter of 2010 versus the second quarter of 2009 for 17 of the vessels in our fleet offset by higher charter rates for 14 of the vessels in our fleet.

Total operating expenses increased to $50.4 million for the three months ended June 30, 2010 from $40.4 million for the three month period ended June 30, 2009.  Higher vessel operating expenses, general, administrative and management fees and depreciation and amortization were recorded in the 2010 period as a result of the operation of a larger fleet. Vessel operating expenses were $16.2 million for the second quarter of 2010 compared to $13.3 million for the same period last year. The increase in vessel operating expenses was due to the operation of a larger fleet, the consolidated expenses of Baltic Trading Limited’s fleet and slightly higher expenses related to the timing of repairs for the second quarter of 2010 versus the same period last year.

Depreciation and amortization expenses increased to $26.3 million for the second quarter of 2010 from $20.9 million for the second quarter of 2009 as a result of the growth of our fleet. General, administrative and management fees increased to $7.2 million from $5.0 million during the comparative periods due to the addition of personnel as the fleet expanded, costs associated with Baltic Trading Limited as well as higher third-party management fees.

Daily vessel operating expenses, or DVOE, increased to $4,671 per vessel per day during the second quarter of 2010 from $4,556 for the same quarter last year due to higher repair costs as well as stores and spares costs offset by lower insurance costs. Daily vessel operating expenses year to date have been below budget due to the timing of purchases of spare parts, as well as lower than anticipated crew, lubricants and insurance costs offset by the timing of repair costs. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, we expect DVOE for the second half of 2010 to be $5,100 per vessel per day on a weighted average basis.

John C. Wobensmith, Chief Financial Officer, commented, “Our strong results for the second quarter highlight the sizeable cash flows generated by our large and modern fleet. Complementing our success, management solidified Genco’s position as a bellwether in the drybulk industry with the acquisition of 13 Supramax vessels and five Handysize vessels at compelling valuations. With these acquisitions, which adhere to our strict return criteria, Genco is poised to expand its world-class fleet by 31% on a deadweight tonnage basis and increase its future earnings potential. In support of our robust growth, we recently completed $182.5 million in capital markets financing and entered into $353 million in new credit facilities, significantly increasing our financial flexibility. We intend to utilize the combined $535.5 million in new financing as well as cash on hand to fund our current acquisitions. Building upon our extensive consolidation experience, we will work diligently to ensure the seamless integration of our newly acquired vessels into our existing infrastructure for the benefit of the Company and its shareholders.”

Financial Review: First Half 2010

Net income attributable to Genco was $70.2 million or $2.24 basic and $2.23 diluted earnings per share for the six months ended June 30, 20010, compared to $78.9 million or $2.52 basic and $2.51 diluted earnings per share for the six months ended June 30, 2009. Revenues increased to $200.0 million for the six months ended June 30, 2010 compared to $190.4 million for the six months ended June 30, 2009. EBITDA was $152.9 million for the six months ended June 30, 2010 versus $150.0 for the six months ended June 30, 2009. TCE rates obtained by the Company decreased to $30,326 per day for the six months ended June 30, 2010 from $32,724 for the same period in 2009 mainly due to lower rates achieved for our vessels in the first six months of 2010 as opposed to the same period last year. Total operating expenses were $96.7 million for the six months ended June 30, 2010 compared to $82.0 million for the six months ended June 30, 2009, and daily vessel operating expenses per vessel were $4,697 versus $4,743 for the comparative periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the six months ended June 30, 2010 and 2009 was $118.0 million and $109.8 million, respectively. The increase in cash provided by operating activities was primarily due to higher depreciation and amortization expenses related to the operation of a larger fleet as well as a reduction in net income and the amount of time charter amortization.

Net cash used in investing activities for the six months ended June 30, 2010 and 2009 was $304.6 million and $2.4 million, respectively.  The increase was primarily due to cash used for purchase of Baltic Trading’s five initial vessels and deposits made for the acquisition of 21 vessels during the second quarter of 2010. For the six months ended June 30, 2010, cash used in investing activities primarily related to the purchase of vessels in the amount of $214.4 million and the deposit on vessels in the amount of $84.9 million. For the six months ended June 30, 2009, cash used in investing activities primarily related to deposits on vessels to be acquired of $1.4 million.

Net cash provided by (used in) financing activities was $194.4 million during the six months ended June 30, 2010 as compared to $(3.6) million during the six months ended June 30, 2009. The $198.0 million increase in net cash provided by financing activities was primarily due to the proceeds from the issuance of common stock in the amount of $214.5 million from the initial public offering for Baltic Trading Limited that was completed on March 15, 2010 as well as the drawdown of $10.0 million under the Baltic Trading Credit facility. Cash provided by financing activities was also offset by the $25.0 million repayment of debt under the 2007 Credit Facility, $3.7 million for payments of common stock issuance costs, and $1.3 million of deferred financing costs. For the same period last year, net cash used in financing activities consisted of a $3.6 million payment of deferred financing costs.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Excluding Baltic Trading Limited’s vessels, and assuming deliveries of the vessels we recently agreed to acquire, we  will own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,812,000 dwt.  In addition, our subsidiary Baltic Trading Limited, assuming deliveries of the vessels it recently agreed to acquire, will own a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional expenditures due to special surveys and drydockings for our fleet. We estimate that one vessel will be drydocked in the third quarter of 2010 and one additional vessel will be drydocked in the remainder of 2010. We further anticipate that eight of our vessels will be drydocked in 2011.

We estimate our drydocking costs for our fleet, excluding the vessels owned by Baltic Trading Limited, through 2011 to be:

	Q3 2010	Q4 2010	2011
Estimated Costs (1)	$0.6 million	$0.6 million	$5.5 million
Estimated Offhire Days (2)	20	20	160

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The Genco Charger and Tiberius completed their drydockings during the second quarter of 2010 at a cumulative cost of approximately $1.0 million. The vessels were on planned offhire for an aggregate of 21 days in connection with their scheduled drydockings.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.
	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues	$ 105,337	$ 93,701	$ 200,018	$ 190,351

Operating expenses:
Voyage expenses	1,018	1,284	1,755	2,863
Vessel operating expenses	16,160	13,268	31,047	27,469
General, administrative and management fees	7,164	4,964	12,960	9,736
Depreciation and amortization	26,259	20,933	51,094	41,882
Other operating income	(206)	-	(206)	-
Total operating expenses	50,395	40,449	96,650	81,950

Operating income	54,942	53,252	103,368	108,401

Other (expense) income:
Other (expense) income	(3)	(301)	25	(283)
Interest income	248	42	324	65
Interest expense	(15,810)	(15,376)	(31,241)	(29,324)
Other expense:	(15,565)	(15,635)	(30,892)	(29,542)

Net income before income taxes:	39,377	37,617	72,476	78,859

Income tax expense	(719)	-	(719)	-

Net income	38,658	37,617	71,757	78,859
Less: Net income attributable to noncontrolling interest	1,899	-	1,550	-

Net Income attributable to Genco Shipping & Trading Limited	36,759	$ 37,617	70,207	$ 78,859

Earnings per share - basic	$ 1.17	$ 1.20	$ 2.24	$ 2.52

Earnings per share - diluted	$ 1.16	$ 1.20	$ 2.23	$ 2.51

Weighted average shares outstanding - basic	31,413,874	31,268,394	31,409,858	31,264,460

Weighted average shares outstanding - diluted	31,562,879	31,434,814	31,553,226	31,393,333

		June 30, 2010	December 31, 2009
BALANCE SHEET DATA:		(unaudited)
Cash (including restricted cash)		$ 208,139	$ 205,767
Current assets, including cash		233,916	218,068
Total assets		2,583,301	2,336,802
Current liabilities (including current portion of long term debt)		80,076	79,013
Total long-term debt (including current portion)		1,311,975	1,327,000
Shareholders' equity (included $214.1 million and 0$ of non-controlling		1,186,670	928,925
interest at June 30, 2010 and December 31, 2009 respectively)

		Six Months Ended
		June 30, 2010	June 30, 2009
		(unaudited)

Net cash provided by operating activities		$ 118,015	109,760
Net cash used in investing activities		(304,589)	(2,400)
Net cash provided by (used in) financing activities		194,446	(3,552)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net Income attributable to Genco Shipping & Trading Limited	$ 36,759	$ 37,617	$ 70,207	$ 78,859
+ Net interest expense	15,562	15,334	30,917	29,259
+ Tax	719	-	719	-
+ Depreciation and amortization	26,259	20,933	51,094	41,882
EBITDA(1)	79,299	73,884	152,937	150,000

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
GENCO STANDALONE FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	35	32	35	32
Average number of vessels (2)	35.0	32.0	35.0	32.0
Total ownership days for fleet (3)	3,185	2,912	6,335	5,792
Total available days for fleet (4)	3,164	2,866	6,271	5,730
Total operating days for fleet (5)	3,146	2,845	6,240	5,662
Fleet utilization (6)	99.4%	99.3%	99.5%	98.8%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$ 31,544	32,245	$ 30,898	$ 32,724
Daily vessel operating expenses per vessel (8)	4,658	4,556	4,692	4,743

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
CONSOLIDATED FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	40	32	40	32
Average number of vessels (2)	38.0	32.0	36.5	32.0
Total ownership days for fleet (3)	3,460	2,912	6,610	5,792
Total available days for fleet (4)	3,431	2,866	6,538	5,730
Total operating days for fleet (5)	3,410	2,845	6,504	5,662
Fleet utilization (6)	99.4%	99.3%	99.5%	98.8%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$ 30,774	32,245	$ 30,326	$ 32,724
Daily vessel operating expenses per vessel (8)	4,671	4,556	4,697	4,743

(1) EBITDA represents net income attributable to Genco Shipping & Trading Limited plus net interest expense, taxes and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Our management uses EBITDA as a performance measure in our consolidating internal financial statements, and it is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing.  EBITDA presents investors with a measure in addition to net income to evaluate the Company’s performance prior to these costs.  EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP.  EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows.  The definition of EBITDA used here may not be comparable to that used by other companies.
(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(3) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(4) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(5) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(6) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(7) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(8) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading’s vessels, and assuming deliveries of the vessels we recently agreed to acquire, we will own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,812,000 dwt.  In addition, our subsidiary Baltic Trading Limited, assuming deliveries of the vessels it recently agreed to acquire, will own a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels.

Our current fleet, other than Baltic Trading’s vessels, contains ten groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of August 9, 2010, the average age of our current fleet, consisting of vessels already delivered to us, was 6.9 years, as compared to the average age for the world fleet of approximately 15 years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Genco's current fleet, excluding Baltic Trading’s vessels:

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)	Net Revenue Daily Rate (3)	Expected Delivery (4)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	December 2010	39,000		-
Genco Tiberius	2007	Cargill International S.A.	August 2010	44,000		-
Genco London	2007	SK Shipping Co., Ltd	August 2010	57,500	64,250	-
Genco Titus	2007	Cargill International S.A.	September 2011	45,000(5)	46,250	-
Genco Constantine	2008	Cargill International S.A.	August 2012	52,750(5)		-
Genco Hadrian	2008	Cargill International S.A.	October 2012	65,000(5)		-
Genco Commodus	2009	Morgan Stanley Capital Group Inc.	June 2011	36,000		-
Genco Maximus	2009	Cargill International S.A.	September 2010	10,000		-
Genco Claudius	2010	Cargill International S.A.	November 2010	36,000		-

Panamax Vessels
Genco Beauty	1999	D/S Norden A/S	April 2011	27,000		-
Genco Knight	1999	Swissmarine Services S.A.	March 2011	25,000		-
Genco Leader	1999	Klaveness Chartering	December 2010	20,000		-
Genco Vigour	1999	Global Maritime Investments Ltd.	November 2010	24,000		-
Genco Acheron	1999	Global Chartering Ltd (a subsidiary of ArcelorMittal Group)	July 2011	55,250		-
Genco Surprise	1998	Hanjin Shipping Co., Ltd.	December 2010	42,100		-
Genco Raptor	2007	COSCO Bulk Carriers Co., Ltd.	April 2012	52,800		-
Genco Thunder	2007	Klaveness Chartering	August 2010	22,250		-

Supramax Vessels
Genco Predator	2005	Pacific Basin Chartering Ltd	April 2011	22,500		-

Genco Warrior	2005	Hyundai Merchant Marine Co. Ltd.	November 2010	38,750	-
Genco Hunter	2007	Pacific Basin Chartering Ltd.	February 2011	21,750	-
Genco Cavalier	2007	Pacific Basin Chartering Ltd	September 2010	22,250	-
Genco Aquitaine	2009	(6)	May 2012	20,000(7)	Q3 2010
Genco Ardennes	2009	-	-	-	Q3 2010
Genco Auvergne	2009	-	-	-	Q3 2010
Genco Bourgogne	2010	Setaf Saget SAS	15 to 17.5 months from delivery	19,900(8)	Q3 2010
Genco Brittany	2010	(6)	January 2015	26,200	Q3 2010
Genco Languedoc	2010	(6)	January 2015	26,500	Q3 2010
Genco Loire	2009	TMT Bulk Corporation	October 2010	13,000	-
Genco Lorraine	2009	Olam International Limited	July 2012	18,500	-
Genco Normandy	2007	-	-	-	Q3 2010
Genco Picardy	2005	Rizzo-Bottiglieri-de Carlini Armatori SPA	November 2010	17,100	Q3 2010
Genco Provence	2004	-	-	-	Q3 2010
Genco Pyrenees	2010	Setaf Saget SAS	11 to 13.5 months from delivery	19,000(8)	Q3 2010
Genco Rhone	2011(4)	-	-	-	Q1 2011

Handymax Vessels
Genco Success	1997	Korea Line Corporation	February 2011	33,000(9)	-
Genco Carrier	1998	Louis Dreyfus Corporation	March 2011	37,000	-
Genco Prosperity	1997	Pacific Basin Chartering Ltd	June 2011	37,000	-
Genco Wisdom	1997	Hyundai Merchant Marine Co. Ltd.	February 2011	34,500	-
Genco Marine	1996	STX Pan Ocean Co. Ltd.	April 2011	20,000	-
Genco Muse	2001	Global Maritime Investments Ltd.	December 2010	17,750	-

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	November 2010	Spot(10)	-
Genco Pioneer	1999	Lauritzen Bulkers A/S	November 2010	Spot(10)	-
Genco Progress	1999	Lauritzen Bulkers A/S	August 2011	Spot(10)	-
Genco Reliance	1999	Lauritzen Bulkers A/S	August 2011	Spot(10)	-
Genco Sugar	1998	Lauritzen Bulkers A/S	August 2011	Spot(10)	-
Genco Charger	2005	Pacific Basin Chartering Ltd.	November 2010	24,000	-
Genco Challenger	2003	Pacific Basin Chartering Ltd.	November 2010	24,000	-
Genco Champion	2006	Pacific Basin Chartering Ltd.	December 2010	24,000	-
Genco Bay	2010	Cargill International S.A.	February 2013	8,500-13,500 with 50% profit sharing (11)	Q3 2010
Genco Ocean	2010	Cargill International S.A.	June 2013	8,500-13,500 with 50% profit sharing (11)	-
Genco Avra	2011(4)	Cargill International S.A.	35-37 months after delivery	8,500-13,500 with 50% profit sharing (11)	Q1 2011
Genco Mare	2011(4)	Cargill International S.A.	46-48 months after delivery	BHSI Index plus 15% (12)	Q2 2011
Genco Spirit	2011(4)	Cargill International S.A.	35-37 months after delivery	8,500-13,500 with 50% profit sharing (11)	Q3 2011

(1) The charter expiration dates presented represent the earliest dates that the charters may be terminated in the ordinary course, in accordance with their respective terms. Except for the Genco Titus, Genco Constantine and Genco Hadrian, under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel’s final voyage plus any time the vessel has been off-hire. The charterer of the Genco Titus and Genco Hadrian has the option to extend the charter for a period of one year. The Genco Constantine has the option to extend the charter for a period of eight months.
(2) Time charter rates presented are the gross daily charterhire rates before third-party commissions generally ranging from 1.25% to 5.00%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3) For the vessels acquired with a below-market time charter rate, the approximate amount of revenue on a daily basis to be recognized as revenues is displayed in the column named ‘‘Net Revenue Daily Rate’’ and is net of any third-party commissions. Since these vessels were acquired with existing time charters with below-market rates, we allocated the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charterhire. This intangible liability is amortized as an increase to voyage revenues over the minimum remaining terms of the applicable charters. The minimum remaining term for the Genco London expires on August 30, 2010 and the Genco Titus on September 26, 2011, at which point the respective liabilities were or will be amortized to zero and the vessels began or will begin earning the ‘‘Cash Daily Rate.’’ For cash flow purposes, we will continue to receive the rate presented in the ‘‘Cash Daily Rate’’ column until the charter expires.
(4) Built and delivery dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(5) These charters include a 50% index-based profit sharing component above the respective base rates listed in the table. The profit sharing between the charterer and us for each 15-day period is calculated by taking the average over that period of the published Baltic Cape Index of the four time charter routes, as reflected in daily reports. If such average is more than the base rate payable under the charter, the excess amount is allocable 50% to each of the charterer and us. A third-party brokerage commission of 3.75% based on the profit sharing amount due to us is payable out of our share.
(6) These charters are subject to novation by the charterer.
(7) The rate is $20,000 per day until July 21, 2011 and $22,000 per day for the remainder of the charter period. The charter includes a 50% hire-based profit sharing component on the difference between the current rate and the rate that the charterer is sub-chartering the vessel. This charter is subject to novation by the charterer.
(8) We have reached an agreement with Setaf Saget SAS, a subsidiary of Bourbon, to fix the Genco Pyrenees for 11 to 13.5 months from delivery at a rate of $19,000 per day less a 3.75% third-party brokerage commission and the Genco Bourgogne for 15 to 17.5 months at a rate of $19,900 per day less a 3.75% third-party brokerage commission.. The charters are subject to delivery of the vessel and related charter documentation.
(9) The time charter is for 35 to 37.5 months at a rate of $40,000 per day for the first 12 months, $33,000 per day for the following 12 months, $26,000 per day for the next 12 months and $33,000 per day thereafter less a 5% third-party commission. In all cases, the rate for the duration of the time charter will average $33,000 per day. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $33,000 per day for 35 to 37.5 months.
(10) We have reached an agreement to enter these vessels into the LB/IVS Pool, in which Lauritzen Bulkers A/S acts as the pool manager. Under the pool agreement, we can currently withdraw up to two vessels with three months’ notice and the remaining three vessels with 12-months’ notice.
(11) The rate for the spot market-related time charter will be linked with a floor of $8,500 and a ceiling of $13,500 daily with a 50% profit sharing arrangement to apply to any amount above the ceiling. The rate will be based on 115% of the average of the daily rates of the Baltic Handysize Index (‘‘BHSI’’), as reflected in daily reports. Hire will be paid every 15 days in advance net of a 5.00% third-party brokerage commission.
(12) The rate for the spot market-related time charter will be based on 115% of the average of the daily rates of the BHSI, as reflected in daily reports. Hire will be paid every 15 days in advance net of a 5.0% brokerage commission.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading Limited’s fleet, and assuming deliveries of the vessels we recently agreed to acquire, we will own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,812,000 dwt.  In addition, our subsidiary Baltic Trading Limited, assuming deliveries of the vessels it recently agreed to acquire, will own a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels. References to Genco’s vessels and fleet in this press release exclude vessels owned by Baltic Trading Limited, a subsidiary of Genco.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Tuesday, August 10, 2010 at 8:30 a.m. Eastern Time, to discuss its 2010 second quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (888) 504-7965 or (719) 325-2107 and enter passcode 3721646.  A replay of the conference call can also be accessed available through Tuesday, August 24, 2010 at (888) 203-1112 or (719) 457-0820 by entering the passcode 3721646. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative fees; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) acts of war, terrorism, or piracy; (ix) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (x) the Company’s acquisition or disposition of vessels; (xi) the fulfillment of the closing conditions under, and the execution of customary additional documentation for, the Company’s agreements to acquire a total of fifteen drybulk vessels; (xii) the fulfillment of the closing conditions under, and the execution of definitive documentation for, the Company’s proposed $253 million and $100 million senior secured term loan facilities; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Reports on Form 10-K for the year ended December 31, 2009 and its reports on Form 10-Q and Form 8-K.